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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           BALLANTYNE OF OMAHA, INC.

             (Exact name of registrant as specified in its charter)

         DELAWARE                 47-0587703
      (State or other          (I.R.S. Employer
      jurisdiction of           Identification
     incorporation or               Number)
       organization)

                     4350 MCKINLEY STREET, OMAHA, NE. 68112
                                 (402) 453-4444

          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              STEPHEN E. GEHRING,
                          1125 S. 103RD ST., STE. 720,
                                OMAHA, NE. 68124
                                 (402) 397-1700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE HEREOF.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------
                            ------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common Stock..........................      323,400(1)          $14.83(4)         $4,796,022.00         $1,453.19
Common Stock..........................      82,500(2)           $14.83(4)         $1,223,475.00          $370.71
Common Stock..........................      41,250(3)           $14.83(4)          $611,737.50           $185.36
Total.................................       447,150              $14.83          $6,631,234.50         $2,009.26

(1) Represents shares of Common Stock issuable upon exercise of Merita Bank Ltd Warrant.

(2) Represents shares of Common Stock issuable upon exercise of an option granted to Geller & Friend Capital Partners, Inc. in conjunction with certain services being provided to the Company.

(3) Represents shares of Common Stock issuable upon exercise of an option granted to Jaffoni & Collins, Inc. in conjunction with certain services being provided to the Company.

(4) Estimated pursuant to Rule 457 of the Securities Act of 1933, as amended (the "Act") solely for the purpose of calculating the registration fee. The price is based upon the average of the high and low prices of Ballantyne of Omaha, Inc. Common Stock on February 21, 1997 as reported on the American Stock Exchange, ($22.25) adjusted to reflect a 3 for 2 stock split effected as a 50% stock dividend on March 5, 1997 to Stockholders of record on February 10, 1997 ($14.83).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE OR DATES AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                           BALLANTYNE OF OMAHA, INC.

    This Prospectus relates to the offering by Merita Bank Ltd ("Merita" or "Selling Stockholder") of 323,400 shares of common stock of Ballantyne of Omaha, Inc. (the "Company"), par value $0.01 (the "Common Stock"), issuable upon exercise of the outstanding warrant (the "Merita Warrant") that was issued to Merita as partial consideration for providing certain financial assistance in connection with the Company's acquisition of Cinema Products Division of ORC. The outstanding Merita Warrant is immediately exercisable, in whole or in part, and entitles the holder to purchase 323,400 shares of Common Stock at a price of $3.94 per share at any time through September 12, 2000. At February 21, 1997, the Merita Warrant had not been exercised in whole or in part and accordingly, none of the Common Stock underlying the Merita Warrant had been issued. The exercise price of the Merita Warrant and the number of securities issuable upon exercise of the Warrant have been adjusted and are subject to further adjustment as a result of the application of certain anti-dilution provisions contained therein. All share amounts in this Prospectus have been adjusted to reflect a 3 for 2 stock split effected as a 50% stock dividend on March 5, 1997 to Stockholders of record on February 10, 1997.

    This Prospectus also relates to the offering by Geller & Friend Capital Partners, Inc. ("GFCP" or the "Selling Stockholder"), of an aggregate of 82,500 shares of Common Stock issuable upon the exercise of an option (the "GFCP Option") in connection with the advisory services being provided by GFCP to the Company. The outstanding GFCP Option is immediately exercisable, in whole or in part, and entitles the holder thereof to purchase 82,500 shares of Common Stock of the Company at an exercise price of $4.39 per share. At February 21, 1997, the GFCP Option had not been exercised in whole or in part and accordingly, none of the Common Stock underlying the GFCP Option had been issued. The exercise price of the GFCP Option and the number of securities issuable upon exercise of the GFCP Option have been adjusted and are subject to further adjustment as a result of the application of certain anti-dilution provisions contained therein.

    This Prospectus also relates to the offering by Jaffoni & Collins, Inc. ("Jaffoni" or the "Selling Stockholder"), of an aggregate of 41,250 shares of Common Stock issuable upon the exercise of an option (the "Jaffoni Option") in connection with services being provided by Jaffoni to the Company. The outstanding Jaffoni Option is immediately exercisable, in whole or in part, and entitles the holder thereof to purchase 41,250 shares of Common Stock of the Company at an exercise price of $4.24 per share. At February 21, 1997, the Jaffoni Option had not been exercised in whole or in part and accordingly, none of the Common Stock underlying the Jaffoni Option had been issued. The exercise price of the Jaffoni Option and the number of securities issuable upon exercise of the Jaffoni Option have been adjusted and are subject to further adjustment as a result of the application of certain anti-dilution provisions contained therein. Throughout this Prospectus, Merita, GFCP and Jaffoni will be collectively referred to as the "Selling Stockholders".

    The Common Stock of the Company is listed on the American Stock Exchange ("AMEX") under the symbol "BTN". On February 21, 1997, the last reported sale price of the Common Stock as quoted on AMEX was $22.25 per share.

    The Company will not receive any of the proceeds from the sale of the shares of Common Stock being registered by the Selling Stockholders. The Company will receive approximately $1,802,162 in net proceeds if the Merita Warrant, GFCP Option and Jaffoni Option are exercised in whole. See "Use of Proceeds".

    All expenses of the registration of securities covered by this Prospectus, estimated to be approximately $9,109, are to be borne by the Company.

    THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS", BEGINNING ON PAGE 3 OF THIS PROSPECTUS.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH   , 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (Room 1228, 75 Park Place, New York, New York 10007), and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis and Retrieval (EDGAR) System. This Web site can be accessed at http:\\www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and to which reference is hereby made.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The Company has provided, without charge, to each recordholder of the Merita Warrant, GFCP Option, and the Jaffoni Option a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. The Company will also provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the other documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to:

                         Ballantyne of Omaha, Inc.
                         4350 McKinley Street
                         Omaha, Nebraska 68112
                         Attention: Brad French, Chief Financial Officer
                         Phone: (402) 453-4444

    The following documents filed with the Commission by the Company are hereby incorporated by reference into this Prospectus:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

    (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996;

    (3) Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 and 3.3 to the Registration statement on Form S-1 (File No. 33-93244)).

    All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMPANY BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

DEPENDENCE ON MOTION PICTURE SCREEN GROWTH

    Because the Company's commercial motion picture projectors have an estimated useful life of approximately 20 years, the Company's net sales and profitability are dependent primarily upon growth in the number of motion picture screens and the renovation and replacement of commercial motion picture projection equipment in existing theatres. For the years ended December 31, 1993, 1994 and 1995, approximately 77%, 80% and 87%, respectively, of the Company's net sales were derived from sales of its commercial motion picture projection equipment. Although industry analysts foresee growth in the number of motion picture screens as a result of the trend toward multiplexing and megaplexing and the introduction of new forms of motion picture-based entertainment, there can be no assurance that this expectation will prove accurate. In addition, growth in the number of new motion picture screens may be adversely affected by the availability of home entertainment delivery systems. A lack of an increase in motion picture screen growth would have a material adverse effect upon the Company's results of operations.

COMPETITION

    The market for commercial motion picture projection equipment is highly competitive. In the international market, where the Company has a smaller market share than in the domestic market, the Company believes that its largest competitor has significantly greater market share than the Company. In addition to existing commercial motion picture projection equipment manufacturers, the Company may also encounter competition from new competitors, as well as from new types of equipment. No assurance can be given that the commercial motion picture projection equipment manufactured by the Company will not become obsolete as technology advances. In addition, the markets for the Company's long-range follow spotlight and restaurant products are highly competitive. Competitors of the Company may also have significantly greater financial resources than the Company which may impede the ability of the Company to compete effectively.

DEPENDENCE ON KEY MANAGEMENT

    The Company's success depends, in substantial part, on the efforts and abilities of John Wilmers, the Company's President and Chief Executive Officer. Mr. Wilmers' employment contract expires on December 31, 2001. Failure to retain the services of Mr. Wilmers could have a material adverse effect on the Company. The Company does not maintain key man life insurance on the life of Mr. Wilmers.

UNCERTAINTIES REGARDING INTERNATIONAL SALES

    For the years ended December 31, 1993, 1994 and 1995, the Company generated net sales to foreign customers of approximately $4.6 million, $6.4 million, and $11.3 million, respectively, which accounted for approximately 20%, 22% and 29% of the Company's total net sales for such years, respectively. These amounts do not include sales to domestic export dealers and domestic theatre chains of products which are ultimately exported. The Company expects that international sales will continue to account for a substantial portion of its revenues. International sales may be subject to political and economic risks, including political instability, currency controls, fluctuating exchange rates with respect to sales not denominated in U.S. dollars and changes in import/export regulations, tariffs and freight rates. To date, all of the Company's international sales have been denominated in U.S. dollars, exclusive of Westrex net sales (approximately $2.9 million in 1995) which are denominated in Hong Kong dollars. A weakening in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on the Company by increasing the effective price of the Company's products in its international markets. In addition, there can be no assurance that the Company's international customers will continue to accept orders denominated in U.S. dollars. To the extent that orders are denominated in foreign currencies, the Company's reported sales and earnings are more directly subject to foreign exchange fluctuation. There can be no assurance that these factors will not adversely affect the Company's international sales in the future.

LIMITED SOURCE FOR CERTAIN COMPONENTS

    The Company does not manufacture certain of its components, including film platters, lenses and intermittent movement components for its commercial motion picture projection equipment and the aluminum kettles for its pressure fryers. Each such component is sourced by the Company from a single contract manufacturer. Although to date the Company has not experienced any significant difficulty in obtaining these components, there can be no assurance that shortages will not arise in the future. The loss of any one or more suppliers of any such components would have an adverse effect on the Company's business until alternative supplies could be secured.

CONTROL BY MAJORITY STOCKHOLDER

    ARC International Corporation ("ARC"), is the beneficial owner of 50.4% of the outstanding shares of Common Stock. ARC, a corporation that acquires and develops companies focused in the entertainment, leisure and communications industries, holds its Common Stock through its indirect wholly-owned subsidiary, Canrad of Delaware, Inc. ("Canrad Delaware"). As a result of the level of its beneficial ownership of the Common Stock, ARC is in a position to control substantially all corporate matters requiring stockholder approval, including the election of directors and merger and consolidation proposals, and thereby is in a position to control the Company. Such control may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the market price of such shares. Currently, two members of the Board are directors and employees of ARC or its affiliates (other than the Company), and one of such directors has substantial shareholdings in ARC. In connection with the Company's initial public offering, Canrad Delaware agreed with the managing underwriters of such offering to vote, until September 12, 1997, all shares of voting capital stock of the Company beneficially owned by it in the same proportion as the votes cast by non-affiliates with respect to any liquidation, and certain mergers or business combinations involving the Company.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Future sales of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock or the Company's ability to raise additional capital through sales of its equity securities. Upon completion of the offering, in addition to the 2,277,000 shares sold in the Company's initial public offering, the 1,897,500 shares offered in a secondary public offering in August of 1996 and the 447,150 shares offered hereby, the Company will have (i) 4,323,000 shares of outstanding owned by Canrad Delaware, a subsidiary of ARC; (ii) 825,000 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 604,500 shares are issuable pursuant to currently outstanding options thereunder; (iii) 447,150 shares of Common Stock issuable pursuant to outstanding warrants and other options to purchase Common Stock and (iv) 150,000 shares of Common Stock reserved for issuance pursuant to the Company's employee stock purchase plan.

    All of the shares of Common Stock owned by Canrad Delaware as well as the stock of certain other subsidiaries of ARC (including Cabletel Communications Corporation ("Cabletel"), whose shares are publicly traded), have been pledged to Merita Bank Ltd ("Merita Bank") to secure indebtedness of Canrad Delaware's parent company, Canrad Inc., under a revolving credit facility (the "Canrad Credit Facility"). The Company has been advised by Canrad Delaware that, as of December 31, 1996, the principal amount of indebtedness outstanding under the Canrad Credit Facility was approximately $6.8 million. In the event of a default under the Canrad Credit Facility, Merita Bank has certain rights as a secured creditor under the terms of the Canrad Credit Facility to vote and to sell or otherwise dispose of all or a portion of the pledged shares, including the Common Stock.

UNCERTAINTY OF FUTURE ACQUISITIONS

    Significant uncertainties accompany any acquisition and its integration with the Company's existing operations, such that any acquisition could have an adverse effect on the Company. There can be no assurance that the Company will be able to locate appropriate acquisition candidates, that any identified candidates will be acquired or that acquired operations will be effectively integrated or prove profitable. The Company's revolving credit facility with Norwest Bank Nebraska N.A. ("Norwest Bank") currently prohibits the Company from making acquisitions without the consent of Norwest Bank. The Company currently has no money borrowed under the revolving credit facility.

CERTAIN ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation provides for, among other things, the issuance of 1,000,000 shares of preferred stock. The Board is authorized, without stockholder approval, to cause the Company to issue such preferred stock in one or more series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of preferred stock in the future that will have preference over the Common Stock with respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up or have voting or conversion rights that could adversely affect the voting power and ownership percentages of the holders of Common Stock. The Company's Certificate of Incorporation also provides for the affirmative vote of at least 66 2/3% of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, to change certain provisions of such Certificate of Incorporation and the Company's By-Laws, and to change the authority of the Board, without further action by stockholders, to cause the Company to issue shares of preferred stock. The Company's Certificate of Incorporation further provides for the division of the Board into three classes. One class of directors is elected at each annual meeting of stockholders for three-year terms. The Company 's By-Laws contain certain advance notice requirements relating to stockholder proposals and stockholder nomination of directors. These provisions, together with the level of beneficial ownership of the outstanding Common Stock by ARC, may have the effect of making more difficult or discouraging transactions that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE; LIMITED TRADING VOLUME

    The trading price of the Common Stock may be highly volatile and could be subject to significant fluctuations in response to variations in the Company's quarterly operating results, general conditions in the industries in which the Company operates and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for the stock of many companies generally, which fluctuations often are unrelated to operating performance. Although the Common Stock is listed on the AMEX, daily trading volume of the Common Stock has generally been limited and accordingly the trading price is more vulnerable to significant fluctuations.

                                USE OF PROCEEDS

    The Company is registering the Common Stock pursuant to demands from the Selling Stockholders. The Company will receive net proceeds of approximately $1,802,162, after expenses of this offering if the Merita Warrant, GFCP Option and Jaffoni Option are exercised in whole. The Company has no specific plans for the proceeds to be received if and when the Merita Warrant, GFCP Option and Jaffoni Option are exercised. It is anticipated that the proceeds would be used for working capital purposes or to finance future acquisitions of this Company.

    There can be no assurance that any of the Jaffoni Option, the GFCP Option or the Merita Warrant will be exercised, in whole or in part.

                                DIVIDEND POLICY

    The Company intends to retain its earnings to assist in financing its business and does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Norwest Facility, the Canrad Credit Facility and the Company's industrial development revenue bond ("IRB") contain certain prohibitions on the payment of cash dividends. In addition, the underwriting agreement relating to the Company's initial public offering restricts the payment of cash dividends until September 1997. The declaration and payment of dividends by the Company are also subject to the discretion of the Board. Any determination by the Board as to the payment of dividends in the future will depend upon, among other things, business conditions and the Company's financial condition and capital requirements, as well as any other factors deemed relevant by the Board.

                            SELLING SECURITY HOLDERS

    The following table sets forth the beneficial ownership of Common Stock of the Company for the Selling Stockholders as of February 21, 1997, (assuming the Warrant and Options had been exercised in full) and as adjusted to reflect the sale of shares offered hereby by the Selling Stockholders (assuming 100% of the shares offered hereby are sold). In addition, all numbers have been adjusted to reflect a 3 for 2 stock split effected as a 50% stock dividend on March 5, 1997 to Stockholders of record on February 10, 1997.

                                                          AMOUNT OF BENEFICIAL
                                                                                                   BENEFICIAL OWNERSHIP OF COMMON
                                                       OWNERSHIP OF COMMON STOCK
                                                          PRIOR TO OFFERING(1)                        STOCK AFTER OFFERING(3)
                                                      ----------------------------   NUMBER OF   ----------------------------------
                                                                    PERCENTAGE OF    SHARES TO                      PERCENTAGE OF
                                                       NUMBER OF     OUTSTANDING        BE          NUMBER OF        OUTSTANDING
NAME OF BENEFICIAL OWNER                               SHARES(1)      SHARES(4)     OFFERED(2)       SHARES           SHARES(4)
----------------------------------------------------  -----------  ---------------  -----------  ---------------  -----------------
Merita Bank Ltd(5)..................................     323,400            3.6%       323,400              0                 0
Geller & Friend Capital Partners, Inc.(6)...........      82,500            0.9%        82,500              0(8)              0
Jaffoni & Collins, Inc.(7)..........................      41,250            0.5%        41,250              0                 0

------------------------

(1) As of February 21, 1997 the warrant held by Merita was exercisable for 323,400 shares of Common Stock, the GFCP Option was exercisable for 82,500 shares of Common Stock and the Jaffoni Option was exercisable for 41,250 shares of Common Stock.

(2) Includes 323,400 by Merita, 82,500 by GFCP and 41,250 by Jaffoni, and assumes full exercise of Warrant and both Options.

(3) Assuming the sale of all offered shares.

(4) Based upon a total outstanding amount of 9,016,935 shares, which assumes full exercise of the Warrant and both Options at the respective conversion ratios in effect on February 21, 1997.

(5) Warrant received in partial consideration for providing certain financial assistance in connection with the Company's acquisition of Cinema Products Division of ORC.

(6) Currently exclusive advisor to the Company with respect to strategic financial matters. Option received as partial compensation for services. Marshall S. Geller, a stockholder of the corporation, currently serves on the Company's Board of Directors.

(7) Currently advisor to the Company with respect to investor relations and financial relations. Option received as partial consideration for services.

(8) This number does not include any shares or options personally owned by Marshall S. Geller.

                              PLAN OF DISTRIBUTION

    Merita is hereby offering for sale pursuant to this Prospectus, 323,400 shares of Common Stock issuable upon exercise of the Merita Warrant. GFCP is hereby offering for sale pursuant to this Prospectus, 82,500 shares of Common Stock issuable to GFCP upon exercise of the GFCP Option. Jaffoni is hereby offering for sale pursuant to this Prospectus, 41,250 shares of Common Stock issuable to Jaffoni upon exercise of the Jaffoni Option. As of February 21, 1997, the Warrant and both Options had not been exercised and, accordingly, none of the Common Stock underlying the Warrant and Options had been issued.

    The distribution of shares of Common Stock by the Selling Stockholders may be effected in one or more transactions that may take place in ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales of securities.

    In order to comply with certain state securities laws, if applicable, the securities offered hereby will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                          DESCRIPTION OF CAPITAL STOCK

    The total number of shares the Company is authorized to issue is 11,000,000, consisting of 10,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of February 21, 1997, there were 8,569,785 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive dividends, subject to the senior rights of preferred stockholders, when, as and if declared by the Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and, upon completion of the offering, all shares of Common Stock offered hereby will be, duly authorized, fully paid and non-assessable.

    The Delaware General Corporation Law provides that stockholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. Currently, ARC beneficially owns 50.4% of the outstanding Common Stock. Accordingly, ARC is in a position to control the voting results of certain actions required or permitted to be taken by stockholders of the Company, including the election of directors without the holding of a meeting. Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, the Company will be required to send each stockholder entitled to vote on the matter acted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

PREFERRED STOCK

    The Board is authorized, without further approval or action by the stockholders, to issue shares of Preferred Stock in one or more series and to determine the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and number of shares constituting any series of Preferred Stock or the designation of such series.

    The rights of the holders of Common Stock will generally be subject to the prior rights of the holders of any outstanding shares of Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, the Preferred Stock could be issued by the Company to raise capital or finance acquisitions. The Preferred Stock could have certain anti-takeover effects under certain circumstances. The issuance of shares of Preferred Stock could enable the Board to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class or series of Preferred Stock with class voting rights.

    The Company has no current plans to issue any shares of its Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless: (i) the transaction resulting in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction which makes it an interested stockholder (excluding shares owned by directors who are also officers, and excluding certain employee stock option plans); and (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Except as otherwise specified in Section 203, an "interested stockholder" is defined as (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, (b) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, or (c) the affiliates and associates of any such person. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers. Under Delaware law, the Company could have opted out of Section 203 but elected to be subject to its provision.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

    CLASSIFIED BOARD OF DIRECTORS. The Company's Certificate of Incorporation and By-Laws provide that the Board shall be divided into three classes of directors serving staggered terms. One class of directors will be elected at each annual meeting of stockholders for a three-year term. Thus, at least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Board. Directors can be removed from office only for cause and only by the affirmative vote of at least 66 2/3% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. Vacancies on the Board may be filled only by the remaining directors and not the stockholders. The foregoing provisions may have the effect of making it more difficult to acquire control of the Company by means of a hostile tender offer, open market purchases, a proxy contest or otherwise.

    REQUIREMENT FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATION AND PROPOSALS. The Company's By-Laws require 60 to 90 days' notice to the Company with regard to stockholder proposals and the nomination, other than by or at the direction of the board or a committee thereof, of candidates for election as directors. Such notice must provide specified information, including information regarding the ownership of Common Stock by the person giving the notice, information regarding the proposal or the nominees and information regarding the interest of the proponent in the proposal or the nominations.

    SPECIAL MEETINGS OF STOCKHOLDERS. The Company's Certificate of Incorporation and By-Laws provide that special meetings of stockholders of the Company may only be called by the Chairman of the Board, the President or a majority of the then authorized number of directors. This provision precludes stockholders from calling a special meeting and taking actions opposed by the Board.

    LIMITATION OF DIRECTOR LIABILITY. The Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, under current Delaware law, a director will not be personally liable for monetary damages for breach of the director's fiduciary duty or care as a director, except liability (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law) or
(iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

    SUPERMAJORITY PROVISIONS. The Company's Certificate of Incorporation provides that the vote of the Board or the affirmative vote of at least 66 2/3% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, is required to amend, repeal or alter any of the Company's By-Laws or the foregoing provisions contained in the Company's Certificate of Incorporation.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, LLC whose address is 85 Challenger Road, Overpeck Center, Ridgefield Park, NJ 07660.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Cline, Williams, Wright, Johnson and Oldfather, Omaha, Nebraska.

                                    PART II
                     EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration fees...........................................  / /        $2,009.26
Federal and State Taxes.....................................  / /                0
Transfer Agent fees.........................................  /X/                0
Costs of printing & engraving...............................  /X/        $     100
Legal fees..................................................  /X/        $   5,000
Accounting fees.............................................  /X/        $   2,000
Engineering fees............................................  / /                0
                                                                         ---------
  Total.....................................................  /X/        $9,109.26
                                                                         ---------
                                                                         ---------

                         INDEMNIFICATION OF DIRECTORS,
                        OFFICERS AND CONTROLLING PERSONS

    The provision regarding indemnification of directors and officers is found in the Bylaws of the Company which are incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 33-93244).

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    EXHIBITS

  EXHIBIT
  NUMBER     EXHIBIT
-----------  --------------------------------------------------------------------------------------------------------
       4.1   Certificate of Incorporation, as amended through July 20, 1995 (incorporated by reference to Exhibit 3.1 and 3.3 to the Registration Statement on Form S-1 (File No. 33-93244).

       4.2   Bylaws of the Company, as amended through August 24, 1995 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 [File No. 33-93244]).

       5     Opinion of Counsel

      23.1   Independent Auditors Consent

      23.2   Consent of Counsel (included in Exhibit 5)

                                  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article e of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

    THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on February 24, 1997.

                                          BALLANTYNE OF OMAHA, INC.

                                          BY:
                                          --------------------------------------
                                             Brad French, Secretary, Treasurer
                                             Chief Financial Officer and
                                          Principal
                                             Accounting Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

------------------------------  Chairman and Director             2/  /97
       Arnold S. Tenney

------------------------------  President, Chief Executive        2/  /97
     Ronald H. Echtenkamp         Officer and Director

------------------------------  Vice President, Sales             2/  /97
       John P. Wilmers            Director

------------------------------  Director                          2/  /97
      Jeffrey D. Chelin

------------------------------  Director                          2/  /97
      Colin G. Campbell

------------------------------  Director                          2/  /97
        Yale Richards

------------------------------  Director                          2/  /97
      Marshall S. Geller

                                   SIGNATURES

    THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on February 24, 1997.

                                          BALLANTYNE OF OMAHA, INC.

                                          BY: BRAD FRENCH
                                          --------------------------------------
                                             Brad French, Secretary, Treasurer
                                             Chief Financial Officer and
                                          Principal
                                             Accounting Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     /s/ ARNOLD S. TENNEY       Chairman and Director             2/24/97
------------------------------

                                President, Chief Executive
   /s/ RONALD H. ECHTENKAMP       Officer and Director            2/24/97
------------------------------

                                Vice President, Sales
     /s/ JOHN P. WILMERS          Director                        2/24/97
------------------------------

    /s/ JEFFREY D. CHELIN       Director                          2/24/97
------------------------------

------------------------------  Director                          2/  /97
      Colin G. Campbell

      /s/ YALE RICHARDS         Director                          2/24/97
------------------------------

------------------------------  Director                    2/  /97
      Marshall S. Geller